Exhibit 10.3

LEASE AGREEMENT

concluded between

Taifun Real sp. z o.o.

and

Lionbridge Poland Sp. z o. o.

This lease agreement (“Agreement”) has been entered into on 1 February 2011, in Warsaw between

Taifun Real sp. z o.o. with its registered office in Warsaw, at ul. Grójecka 5, 02-019 Warsaw, entered into the Register of Entrepreneurs of the National Court Register maintained by the District Court for the City of Warsaw in Warsaw, 12th Commercial Division, under number KRS 0000041027, having tax identification number NIP 5262172006 and the share capital of PLN 52 500 (the “Lessor”), represented by duly authorised: Philipp Amadeus Obermair, Member of the Management Board and Robert Operschall, Member of the Management Board; the documentation confirming authorisation of the above persons to represent Lessor, including the excerpt from the Register of Entrepreneurs of the National Court Register constitutes Appendix A hereto;

and

Lionbridge Poland Sp. z o. o. with its registered office in Warsaw, at Jutrzenki St. 183, 02-231 Warsaw, entered into the Register of Entrepreneurs of the National Court Register maintained by the District Court for the Capital City of Warsaw, 13th Commercial Division, under number KRS 115818, having tax identification number NIP 5261031189 and the share capital of PLN 127,200 (the “Lessee”), represented by duly authorised: Jacek Stryczyński, President of the Management Board.; the documentation confirming authorisation of the above persons to represent the Lessee, including the excerpt from the Register of Entrepreneurs of the National Court Register constitutes Appendix B hereto;

jointly referred to as “the Parties” and individually as a “Party”.

WHEREAS

A.

Lessor is the owner of land and all erections thereon of the following real estate (the “Property”) located in Warsaw, address: 183 Jutrzenki St. 183, 02-231 Warsaw comprising of the plot of land no. 5/1, district (cadastral zone) 2-07-21 of the area of 3576 square meters for which Property the District Court for Warsaw Mokotów in Warsaw, 13th Division of Land and Mortgage Register Books keeps Land and Mortgage Register no. WA1M/00209629/4 and developed, inter alia, with an office building (the “Building”);

B.	Lessor is conducting business activity focused on high standard lease of the premises located in the Building and Lessee intends to benefit from such lease subject to payment of relevant rent and service charges covering operating costs of such high standard lease;

C.

the Parties concluded on 18th July 2006 a lease agreement (the “Previous Agreement”), which has as its subject the lease of certain space in the Building and parking places within the Property, but wish to replace the Previous Agreement with new lease contract;

D.	the Parties unanimously declare that it is in accordance with their will to enter into this Agreement and the individuals representing the Parties declare that they are duly authorised to act on behalf of the relevant Party and that this Agreement creates binding legal obligation for relevant party.

1.	Basic Commercial Terms of the Agreement

1.1.	The Parties do agree on the following basic commercial terms of the lease (“Lease”) being subject of this Agreement:

Object of Lease	The Premises and the Parking Spaces

Premises

The premises located in the Building comprising of:

5007.51 square meters of gross office area (the “Rentable Office Area”) – 4769.06 square meters net office area (the “Offices”) and 5.00 % of add-on factor representing Lessee’s share in common area of the Building;

Parking Spaces	Right to use 28 garage parking spaces located in the underground of the Building (the “Garage Parking Spaces”) and 39 outside parking spaces located next to the Building (the “External Parking Spaces”)

Purpose of Lease	Solely office purpose

Commencement Date	The Delivery Date with respect to the two parts of Rentable Office Area each of them of 598.44 square meters and 10 External Parking Spaces and 12 Garage Parking Spaces, which were not a subject of the Previous Agreement, and the date of signing with respect to the rest of the Object of the Lease.

Lease Term	The period from the Commencement Date (as it may vary for given parts of the Object of Lease according to this Agreement) until 31st October 2016.

Delivery Date	The date of execution of this Agreement with respect to 10 External Parking Spaces and 12 Garage Parking Spaces which were not subject of the Previous Agreement, then no later than 31st March 2011 with respect to 598,44 square meters Rentable Office Area as marked in Appendix 1 hereto; further no later than 1st June 2011 with respect to the second part of 598.44 square meters of Rentable Office Area as marked in Appendix 1 hereto, and not applicable to the rest of the Object of the Lease, as it is in Lessee’s possession.

Rent

The base rent of:

EUR 11.00 (eleven Euro) per each square meter of Rentable Office Area monthly

EUR 50.41 (fifty Euro and forty one eurocents) per each of the Garage Parking Spaces monthly

EUR 31.83 (thirty one Euro and eighty three eurocents) per each of the External Parking Spaces monthly subject to Indexation and Rent Reduction as provided herein,

plus additional EUR 0,11 (eleven cents) per each square meter of Rentable Office Area monthly in 64 consecutive months commencing from July 2011 (Additional Monthly Payment), as the reimbursement of the power generator purchase and installation cost according to Appendix 3 hereto, which shall not be subject to Indexation and Rent Reduction as provided herein.

Rent Reduction	Reduction of the Rent for the Premises (except for Additional Monthly Payment) by 50% of the base rent in the following months – May and June 2011 and each January and February in the consecutive years 2012-2015.

Initial Service Charge	PLN 15.00 (fifteen zloty) per each square meter of Rentable Office Area monthly.

Security	Bank guarantee or cash deposit in the amount being the equivalent of 2 months’ Rent and Service Charges increased with relevant VAT, at the moment of concluding the Agreement amounting to EUR 186 966,33.

Fit-Out contribution	EUR 50.00 (fifty Euro) net plus applicable VAT per each square meter of Offices and additionally EUR 25.00 (twenty five Euro) net plus applicable VAT per each net square meter of the part of the Offices that are not subject to the Previous Agreement and to be delivered to Lessee in Delivery Date, i.e. 1.139.88 square meters.

2.	Object of Lease

2.1.	Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor the Object of Lease, as defined in Section 1 hereof, under the terms and conditions provided herein solely for the purpose indicated in Section 1 hereof. The Object of Lease is marked on the plans constituting Appendix 1 hereto.

2.2.	The Premises has been measured according to the TEGOVA (The European Group of Valuers’ Associations – EVS 2003) standards and the Parties agree that the area of the Premises indicated in Section 1 hereof is the basis for calculation of Rent and Service Charges. Since the Lessee is in the possession of the part of the Premises under Previous Agreement of the total net office area of 3.629.18 square meters and corresponding 3.810.64 square meters of gross office area, by concluding this Agreement Lessee confirms the real space of that part of the Premises equals the above figures and is considered as accepted by Lessee. The Parties further undertake that they will not raise any claims with this respect afterwards. In respect to the remaining area of the Premises execution of the Delivery Protocol (as defined below) is considered as final acceptance of the area of Premises and Lessee shall not raise any claims with this respect afterwards.

2.3.	The Rentable Office Area includes the Offices and the add-on factor representing share in all remaining area in the Building used for the common purposes. Lessee is familiar with current condition of the Offices and accepts it. Subject to the Fit-out Works being completed Appendix C hereof describes standard of the Building and premises therein, which standard is provided without additional expenses of Lessee.

2.4.	The Parties agree that the Offices will be rearranged for the Lessee’s purposes (the “Fit-Out Works”) according to the plans and specifications prepared by Lessee and accepted by Lessor (which will be attached as an Appendix 2). Lessee will deliver the plans and specifications for the Fit-out Works until February 4, 2011. Lessor will accept the plans and specifications within 5 working days from receipt or provide its remarks. In the same time limit Lessor shall present the final cost estimation of the Fit-Out Works, based on the plans and specifications and quotations for the works provided by the Lessor’s suppliers/contractors, which estimation shall be a basis for settlement between Parties and which shall be enclosed as part of Appendix 2 hereto. Should there be any delay in delivery of the plans and specifications by Lessee, determination of their final form and content and further enclosing them as Appendix 2, any delay in determination of the final estimation of the Fit-Out Works or should there occur other circumstances delaying execution of the Fit-Out Works (e.g. motions for changes in the plans and specifications), which is affected by Lessee or any entity acting on its behalf, the Delivery Date will be postponed accordingly and such postponement shall be understood as caused by purposes not dependant on the Lessor. The postponement will be executed through a Lessor’s statement. All of the Fit-Out Works will be supervised by Lessors technical experts. The Parties agree on the following rules of execution and financing of the Fit-Out Works: the Fit-Out Works will be ordered and paid by Lessor, but Lessor will cover costs of the Fit-Out Works up to PLN equivalent of the Fit-Out Contribution, specified in Section 1 hereof, based on the invoices issued by suppliers/contractors. The PLN equivalent will be calculated according to the average exchange rate of National Bank of Poland effective on the day of execution of this Agreement. Any additional surplus costs above the amount of the Fit-Out Contribution will be covered by Lessee based on the invoices provided by Lessor in the payment terms indicated in the Lessor’s invoices (however not shorter than 30 days), issued on the basis of invoices of suppliers/contractors. The Fit-Out Works to be executed in the part of the Premises that is in possession of Lessee might influence the day-to–day business of Lessee and ordinary work of the Lessee’s staff, which Lessee acknowledges and accepts. Lessor shall further purchase and install in the Building an electric power generator, which technical description constitutes Appendix 3 hereto, which generator shall be available for the Lessee’s purposes and power supply security. Should the final estimation of purchase and installation cost of the electric power generator exceed more than 15% the estimation described in Appendix 3 Lessee shall have the right to resign from purchase and installation of the electric power generator by written notice delivered to Lessor within 7 days from receipt of the mentioned final cost estimation; in such a situation Lessee shall reimburse Lessor for incurred cost of works related to electric power generator (documentations, expertise). Should there be no response from Lessee or acceptance of the estimation the final cost of purchase and installation will be divided into monthly payments as described in Appendix 3 and constitute the Additional Monthly Payment as provided for in Article 1 hereof. The Lessee shall order the structured cabling works on his own and the Lessor agrees to such a solution.

2.5.	Should any works be executed or ordered by Lessee, in the course of the works, Lessee: (a) shall (and shall ensure that its subsupliers/subcontractors, agents and employees shall) comply with all reasonable instructions of Lessor and its architects, in order to minimize any interference with the activity of Lessor and other tenants of the Building and to secure the safety of all persons present in the Building, the Property and the neighborhood, (b) shall make good, at its own expense, any damage caused to the Premises, Building and the Property as a result of such works and (c) shall indemnify Lessor against all costs, claims, proceedings, losses and damages arising from the Lessee’s activities thereof.

2.6.	Lessor shall notify Lessee on any available office space in the Building before providing the offer of such space to the market. Should Lessee express its intention to lease such office space within 14 days from notification, the Parties will conclude a new lease agreement on the same commercial conditions as offered by the Lessor to potential tenants on the market.

3.	Lease Term

3.1.

First half of the additional area - since the Delivery Date but not later than 31st March 2011 to 31st October 2016. Second half of the additional area from the Delivery Date (1st June 2011 or earlier) to 31st October 2016. Since the execution date of this Agreement to 31st October 2016 with respect to the rest of the Object of the Lease.

3.2.	The Object of Lease is subject to Lease hereunder throughout the Lease Term, unless terminated or extended pursuant to the provisions hereof.

3.3.	Since the part of the Premises, described in clause 2.2 hereof, and all Parking Spaces, except for 10 External Parking Spaces and 12 Garage Parking Spaces, are in Lessee’s possession under the Previous Agreement there will be no delivery of this part of Object of Lease and no Delivery Protocol will be executed. Considering the above fact that part of the Object of Lease will not be subject to surrender of possession under the Previous Agreement.

3.4.

Lessor shall make the remaining part of the Premises and further 10 External Parking Spaces and 12 Garage Parking Spaces marked on the plans constituting Appendix 1 hereto accessible for Lessee on the relevant Delivery Date respectively (or any other date of delivery agreed between the Parties or indicated according to the provisions hereof, which shall be then understood as Delivery Date) if all conditions precedent provided hereunder are met, especially the Security was provided in due time. If Lessor decides to change the Delivery Date Lessee shall be notified at least 5 (five) working days prior to such new Delivery Date. A delay in delivery which was caused by the Lessee shall not affect the Commencement Date. The first part of the additional area of 598,44 square meters Rentable Office Area as marked in Appendix 1 hereto shall be delivered to Lessee on 31st March 2011 unless Lessor completes Fit-Out Works relating thereto and notifies Lessee on earlier Delivery Date with at least 5 (five) working days written notice. Further the second part of the additional area of 598,44 square meters Rentable Office Area as marked in Appendix 1 hereto shall be delivered to Lessee on 1st June 2011 unless the Fit-Out Works relating thereto are completed and Lessee calls Lessor for earlier delivery – then the Delivery Date relating thereto shall be indicated in written notice by Lessor on one of the 5 (five) working days from receipt by Lessor of the Lessee’s call for earlier delivery.

3.5.	On the Delivery Date the part of the Premises subject to the delivery shall be inspected by representatives of Lessor and Lessee to verify whether such part of the Premises is made available to Lessee in accordance with this Agreement. Any minor repair which does not prevent Lessee from its intended use of that part of the Premises shall not be considered as a reason for refusing to accept that such part of the Premises has been completed in accordance with the Lease and any such items will form a snagging list which will be completed within 14 days.

3.6.	Delivery of the Object of Lease shall be confirmed by a delivery protocol (the “Delivery Protocol”) describing the state of the part of the Premises subject to the delivery. Lessee may provide the snagging list at the Delivery Date and the items described in the Delivery Protocol as agreed between the Parties for remedy shall be remedied by Lessor within 14 days.

3.7.	In the event that Lessee without reasonable grounds (a reasonable grounds are understood as obstacles not dependant on the Lessee) does not attend the part of the Premises subject to the delivery on the Delivery Date, or in the event that Lessee without reasonable grounds (a reasonable grounds are understood as major defects preventing Lessee from use of the given part of the Premises) refuses to sign the Delivery Protocol, Lessor may execute the Delivery Protocol itself in the presence of at least one witness who is not an employee or a member of Lessor board and the execution of the Delivery Protocol on such date shall be deemed fully effective for the purpose of the Agreement. In case of non attendance by Lessee on the initial Delivery Date due to reasonable grounds, Lessee shall attend the delivery on the next working day irrespective of reasons of possible second non-attendance by Lessee – the above procedure shall apply. In case of major defects preventing Parties to execute the Delivery Protocol on Delivery Date the new delivery shall take place on the working day indicated by Lessor in the written notice addressed to Lessee – the above procedure shall apply.

3.8.	By concluding this Agreement the Parties terminate, with the effect on the Commencement Date, the Previous Agreement concluded between Parties with all applied annexes (respectively to that part of the Object of Lease which was subject to the Previous Agreement). The Parties further agree that this Agreement constitutes, as of the Commencement Date, the only arrangement between the Parties in relation to the Premises being subject of the lease set forth in this Agreement.

4.	Rent

4.1.	Lessee shall pay a monthly rent for the Object of Lease from the Commencement Date at Polish zloty equivalent of the Euro rates provided for in Section 1 hereof (the “Rent”) subject to indexation and rent reduction as provided herein.

4.2.	All rates of the Rent (except for Additional Monthly Payment) shall be increased annually in proportion to the percentage increase of Harmonised Indices of Consumer Prices (HICPs) Euro area (or in the event that this index ceases to be published, the index which replaces it, or, if none replaces it, the index which is most closely comparable). Indexation of the rates shall be effective on the first day of January each year, according to the index referred to in the preceding sentence, announced for the previous year. The first indexation after entering into this Agreement should take place in January 2012 by adjusting the rates of the Rent by percentage increase in Harmonised Indices of Consumer Prices (HICPs) in the preceding period starting at Commencement Date. Lessor should notify Lessee about indexed rate of the Rent applicable in a given year, without undue delay after the announcement of the index referred to in the first sentence of this clause. Until the day such notification is served the Rent shall be temporarily invoiced and paid at the rate applicable in the previous year, then, Lessor shall issue respective correction invoice to reflect the indexation.

4.3.	The Rent does not include relevant VAT (which shall be understood for the purpose of this Agreement as relevant tax on goods and services) any other taxes or public fees which will be added in applicable rate and amount at invoicing in accordance with applicable legal regulations.

4.4.

The invoice shall be issued by the 10th day of every month in advance. The Rent shall be paid within 30 days from the date of the delivery of the correctly issued invoice by wire transfer to the bank account indicated on the invoice. The payment is recognised as effectively made on the day on which the payment is credited to the Lessor’s account. The right to set off any claims with the Rent is expressly excluded.

5.	Service Charges and Other Charges

5.1.	In addition to the Rent Lessee shall cover its proportionate share based on the Rentable Office Area of all costs of the Property (assuming for calculation purposes a fully occupied building) allowing its operation at high office standard (the “Service Charges”). Such Service Charges include in particular:

5.1.1.	all taxes and public fees levied on the Property and on the Building (including also fees for perpetual usufruct of the land);

5.1.2.	all costs and disbursements of every kind incurred in connection with the maintenance, operation, ownership and repair of the Building, the whole Property and the belonging property, areas and equipment in so far as they are not covered by the insurance paid to Lessor (in case of damage) or paid directly by Lessee or other tenants of the Building, including insurance premiums payable by Lessor, utilities, all water and sewer facilities, electrical systems and wiring, HVAC systems, fire safety and protection systems and equipment, telecommunication systems and other equipment serving the Building and the whole Property, including repairs/replacement, spare parts related to technical supervision, costs of services such as property and facility management, electricity, water and sewage, gas supply, garbage collection, security, reception, landscaping/greenery, cleaning (including façade), all inspections, controls and monitoring. The following are excluded: expenses relating to sales of the building, building defects and expenses relating to violations of laws by Lessor.

5.1.3.	The Service Charges payable only by the Lessee (excluding other tenants of the building) will be increased by the service, maintenance and upkeep costs of the power generator installed in the Building for the sole purpose of the Lessee and described in Appendix 3 hereto.

5.2.

The amount of Service Charges to be paid each calendar year by Lessee as the proportionate share of Lessee in the operating costs (assuming for calculation purposes a fully occupied building) shall be a reasonable estimate computed by Lessor based upon the budget for the given year. The amount to be paid each year shall be determined by Lessor not later than before commencement of the relevant year. The Service Charges shall be paid monthly in amount of 1/12 (one twelfth) of the above estimated amount of Service Charges. Until the end of the first calendar year (i.e. 31st December) of the lease the monthly advance payment for Service Charges shall amount to the Initial Service Charges only, indicated in Section 1 hereof.

5.3.

The calculation (reconciliation) of the Service Charges actually incurred by the Lessor for each calendar year shall take place by the end of April of the subsequent year, however, the preliminary information for calculating that amount should be sent to the Lessee by January 5th of the subsequent year. Should the total amount paid by Lessee on account of the Service Charges prove insufficient to cover the proportionate share of Lessee in the Service Charges, Lessee shall pay Lessor the balance within 30 (thirty) days from the receipt of Lessor’s request to pay such amount (in the form of a VAT invoice). Should, the amount paid by Lessee on account of the Service Charges exceed the proportionate share of Lessee in the Service Charges determined according to the reconciliation, referred to in this clause, Lessor shall notify Lessee on this fact in writing, in due time after the reconciliation, Lessor shall credit such surplus to future payables of Lessee on account of the Service Charges. If Lessee moved out from the Building before crediting such surplus to future payables of Lessee, then Lessor shall issue a VAT invoice correcting the recent invoice for the Service Charges within 30 (thirty) days after the reconciliation. The Parties do hereby agree that Service Charges for the year 2010 payable under the Previous Agreement shall be subject to reconciliation for year 2010 basing on the provisions of this Agreement.

5.4.	Lessor shall grant Lessee or its representative the possibility to inspect the documentation related to the calculation of the Service Charges for the previous year at the office of Lessor or its property manager at timing to be agreed between the Parties, after receipt by the Lessee of the invoice mentioned in clause 5.3 hereof. The Lessee may exercise this right not more than three times a calendar year during the Lease Term and always with observance of the relevant rights of other tenants and effective operation of the property manager.

5.5.	The Service Charges do not include the cost relating to the Premises, which are calculated and invoiced on the basis of the indicators for the Premises (e.g. electricity) or otherwise incurred by Lessor exclusively for Lessee (e.g. cost of access devices, brand/logo installation, handyman service) (the “Other Charges”). These Other Charges shall be paid by Lessee on the basis of invoices obtained by Lessee directly from the entities, to whom payments are done or through the intermediary of Lessor. Lessee has the right to inspect the documentation (invoices) being the basis for the calculation of the Other Charges.

5.6.	Lessee shall pay the Service Charges and the Other Charges from the Commencement Date, unless the Premises were made accessible to Lessee earlier or later, then, Service Charges shall be paid from the Delivery Date.

5.7.	VAT and other taxes will be added by Lessor to the Service Charges and the Other Charges in applicable rate and amount at invoicing in accordance with applicable legal regulations.

5.8.

The invoice for Service Charges shall be issued by the 10th day of every month in advance. The invoice for Other Charges shall be issued monthly. The Service Charges and Other Charges shall be paid within 30 days from the date of the delivery of the correctly issued invoice by wire transfer to the bank account indicated on the invoice. The payment is recognised as effectively made on the day on which the payment is credited to the Lessor’s account. The right to set off any claims with the Service Charges and the Other Charges is expressly excluded.

6.	Security

6.1.	Lessee shall provide Lessor with Security in the amount not lower than EUR 124 595.31 within 2 (in words: two) weeks since the date of signing of the Agreement by both Parties. The Security shall be increased to the amount indicated in Article 1 hereof in two stages to the amount not lower than EUR 165 395.84 at least one day before Delivery Date of the first half of additional part of Premises of 598,44 square meters and further to the amount indicated in Article 1 hereof at least one day before Delivery Date of second half of additional part of Premises of 598,44 square meters.

6.2.	The Security shall be provided in the form of (as indicated in Section 1 hereof) a cash deposit or an unconditional, irrevocable bank guarantee, which will be binding until the end of third month after lapse of the Lease Period, and will be issued by a reliable bank that is accepted by Lessor. The guarantee shall be payable on the first written request of Lessor sent to the issuing bank and shall be subject to partial and multiple drawings. Lessor has the right to satisfy all claims against Lessee arising from the Agreement through the above Security. The Security shall also be used to satisfy Lessor’s claims arising from the Agreement after the expiry of the Lease Term or termination of the lease, e.g. loss of rent, claims for damages, interest for late payment, court costs or damages caused by the Lessee’s possible late surrender of the Lease Object in case of expiry of the Lease Term or termination of the Lease.

6.3.	If Lessor exercises the Security during the Lease Term, Lessee is obliged to enhance the amount of the Security to the value indicated in Section 1, within 30 days of each draw of the Security.

6.4.	If Lessee does not provide the Security within the deadline specified in the Agreement, or does not enhance the amount of the Security, according to the procedure specified in clause 6.3 hereof, Lessor has the right (i) to impose a contractual penalty on Lessee amounting to 5 % of the Security per annum (ii) to terminate the Agreement if Lessee fails to provide, extend, reinstate, enhance or maintain the Security within the following 14 days after the receipt of a written notice from the Lessor. The level of the contractual penalty is calculated a pro rata temporis (according to time period) commencing on the maturity date for delivery or enhancement of the Security.

6.5.	Should the term of validity of the Security in form of guarantee be shorter than the Lease Term with additional three months, then Lessee shall be obliged to provide another bank guarantee issued on the same terms as the initial Security and for the period not shorter than further six months, however not longer till end of the Lease Term plus additional 3 (three) months, no later than thirty (30) days before the expiry of the Security. In the event that Lessee does not provide a new bank guarantee, Lessor shall be authorized to collect the full value of the Security and retain the funds collected in this manner as a cash deposit, with the possibility of exercising such Security on the same terms as specified in this Section. This however does not influence Lessor’s rights provided in the preceding clause. Should Lessor use the cash deposit established according to the preceding sentence (in part or in full) provisions of clause 6.3 and 6.4 apply respectively.

6.6.	Lessor is obliged to return the Security three months after the expiry of the Agreement if Lessor has not made any justified claims against the Lessee. Return of the Security in form of cash deposit shall be executed in its nominal value after setting off any claims of Lessor.

6.7.	The amount which shall be paid on the ground of the Security should be determined in the invoice or other accountancy note issued to Lessee by Lessor.

7.	Use and maintenance of the Object of Lease

7.1.	Subject to due payment of the Rent and other charges hereunder, and complying with all of its obligations under this Agreement, Lessee (which term for the purpose of this clause includes also its employees, contractors, clients, invitees, guests or anyone present on the Property or in the Building in relation to Lessee) has the right to a 7 days a week 24 hours per day undisturbed use of the Object of Lease, including Premises and nonexclusive use of the common areas of the Property allowing access to the Premises or other use of the Object of Lease, all of the above however, without hindering the use of the Property by other tenants and with observance of the by-laws and regulations for the Building and the Property establishing the good order of use.

7.2.	Lessor covenants during the Lease Term to furnish customary and reasonable services to maintain the quality of the Building and whole Property, including heating, ventilation and air-conditioning systems (HVAC), electrical services, elevator service, water service, security service as well as cleaning, sanitary and garbage removal services of common areas. Lessor shall use professional, qualified property and facility managers or management firms as well as other specialists to comply with the above.

7.3.	Lessor shall make such repairs of structural components and common facilities of the Building and the Property as may be necessary to keep them in serviceable condition including the roof, exterior walls, floor slabs, heating, ventilation and air-conditioning systems (HVAC), electrical, water, sewage and elevators, as well as other similar installations. It is expressly agreed that Lessor shall not be obliged to make any investments on the Premises, the Building or the Property, except for incurring part of the Fit-Out Works costs, as provided for in Section 2 hereof.

7.4.	Lessee shall observe and comply with by-laws and regulations for the Building and the Property as set forth in Appendix D and others, as Lessor may make and communicate in writing in order to ensure proper and safe operation of the Property and the Building. Lessee must comply with all requirements of electricity, telephone, water and other utility suppliers in respect of the supply and consumption of these utilities on the Premises. When using the Object of Lease, in particular the Premises, Lessee shall obey all binding provisions of law and instructions of public authorities in particular but not limited to the area of fire protection as well as work safety and health protection.

7.5.	Lessee shall maintain the Premises in condition appropriate for the method of use at its own costs and to maintain and perform maintenance repairs thereof at its own costs, with observation of the Lessor’s obligations provided for herein. Any serious damages shall be reported by Lessee to Lessor or to the property manager without undue delay in writing and Lessee shall take all reasonable actions necessary in order to reduce the level of damage to the Premises.

7.6.	Lessee shall not bring or allow to be brought onto the Property, into the Building or the Premises (or to report them to remain if they are found there) any hazardous materials or devices. Lessor certifies that there are no hazardous materials or devices in the premises or in the building.

7.7.	Lessee covenants not at any time to erect or make (or allow anyone else to do so) any new structures, improvements, alteration, or additions to the Premises, or otherwise to change their existing design or appearance or install any equipment which may necessitate any changes or addition to, or overload or require the extraordinary use of any utilities or any electrical, plumbing or mechanical systems serving the Premises, except in accordance with agreed Fit-Out Works or detailed plans and specifications previously submitted to and approved by Lessor, whose approval shall not be unreasonably withheld or delayed. Lessee is obliged to provide Lessor with any additional information and documentation requested by Lessor which, in the Lessor’s reasonable opinion, is necessary to obtain the approval. If the alterations to be made by Lessee may cause a loss or deterioration in the conditions of any warranty provided previously for the Premises, and if Lessor accepts such alterations, Lessee is obliged to use the contractor which provided the warranty, unless another contractor provides a warranty which fully replaces the previous warranty, provided however that such contractor and new warranty terms are approved by Lessor. In the event of any breach of the above provision, Lessee shall immediately, upon written notice from Lessor requiring it to do so, reinstate the Premises to their condition before the said breach. Lessee takes full responsibility for the work executed by its contractor and for the malfunctioning of the technical systems of the Property as well as for increased costs of its exploitation and maintenance due to these improvements or changes. In the course of the works, Lessee: (a) shall (and shall ensure that its contractors, agents and employees shall) comply with all reasonable instructions of Lessor and its architects or technicians, in order to minimize any interference with the activity of Lessor and other tenants of the Building and to secure the safety of all persons present in the Building, the Property and neighborhood, (b) shall make good, at its own expense, any damage caused to the Premises, Building and the Property as a result of such works, (c) shall cover reasonable costs of Lessor’s technical acceptance of the plans and specifications as well as technical supervision of work’s carried by Lessee and (d) shall indemnify Lessor against all costs and obligations to perform, including claims, proceedings, losses and damages arising from the Lessee’s activities thereof.

7.8.	Lessee covenants not, without the prior written consent of Lessor, to erect or display in the common areas of the Property or the external walls of the Building, or on the outside of the Premises, or inside the Premises in such a way as to be visible from outside, any signs, advertisements, placards or flags, however, except for the signs of the Lessee: (i) on the information board located at the front of the Building and in the main lobby of the Building; (ii) on the doors to the Premises (the “Signage”). The Signage shall be installed by Lessor at the Lessee’s expense. Furthermore, it is expressly confirmed that the Lessee’s logo installed on the roof of the Building during the Previous Agreement shall remain there for the whole Lease Term without any additional payment obligation form Lessee, however, Lessee shall reimburse Lessor with any costs of its operation (electric power consumption) and maintenance (including repairs).

7.9.	Should Lessee fail to fulfill its obligations under this Section despite a prior written notification made by Lessor to remedy the default, Lessor shall be entitled to have the required works carried out in order to remedy the default at the cost and risk of the Lessee. In the case of an urgent situation or if it is not possible to contact Lessee’s representative the necessary measures may be carried out without a prior notification.

7.10.	Upon reasonable notice Lessor has the right to enter the Premises to examine their condition, present them to potential tenants, take inventories and to exercise any of the rights reserved to Lessor hereunder. All rights of entry exercisable by Lessor extend to include any person authorized by Lessor including its employees, surveyors and contractors. Any such entry by Lessor or persons authorized by it, except in case of emergency, shall be previously accepted by Lessee.

7.11.	Without the prior written consent of Lessor, Lessee may not assign this Agreement or sublet whole or any part of the Object of Lease or otherwise allow free of charge or paid use or occupancy thereof. Lessee shall, however, have the right to sublet the Premises, or a part thereof exclusively to any entities from the same capital group as Lessee, on condition of written notification to Lessor of any such intention at least fourteen (14) days in advance.

7.12.	Lessor hereby undertakes not to let any space in the Building to any parties which might be the Lessee’s business competition without obtaining the Lessee’s prior written consent. The competitive parties (including companies, natural persons) are deemed to be those whose business activity includes:

•

translation including localization of software and on-line materials (e.g. translating and adjusting customer materials, web-sites, documentation, manuals, software etc. to the needs of the desired local market,

•	testing software and IT solutions (e.g. functional testing and verification of software, electronic devices and peripherals directly related to them),

•

implementing and running customer care centers (providing advanced, mainly technical support, over the phone, e-mail and internet to end users of software, electronic devices and peripherals directly related to them)

7.13.	The examples of parties being the Lessee’s direct competition are (as of execution of this Agreement):

•	SDL

•	Moravia

•	Argos

•	Sitel

•	Arvato

•	Skrivanek

8.	Insurance and liability.

8.1.	Lessee shall maintain civil liability insurance for damage caused by Lessee (which term for the purpose of this clause includes also its employees, contractors, clients, invitees and guests) to third parties related to the Premises with claim limits for each occurrence of not less than the equivalent in Polish zlotys of EUR 500.000 (say: five hundred thousand Euro) and for a total limit of not less than the equivalent in Polish zlotys of EUR 1.000.000 (say: one million Euro). Lessee shall present a certificate evidencing the Lessee’s insurance policies to Lessor and any change thereof. For the avoidance of doubt, Lessee shall be responsible for insuring its own fit-out and property in the Object of Lease, as well as insuring itself against any interruption of the Lessee’s business. Lessee shall be liable and keep Lessor indemnified against any damages caused by Lessee (which term for the purpose of this clause includes also its employees, contractors, clients, invitees and guests) to Lessor and third parties.

8.2.	Lessor shall maintain property insurance of the Building in its reinstatement value against fire and other risks and random events in relation to which should ordinarily be insured by the owner of a building of such kind. Lessor shall maintain civil liability insurance for damage caused to third parties as result of conducting business activity on the Property with claim limits for each occurrence of not less than the equivalent in Polish zlotys of EUR 500.000 (say: five hundred thousand Euro) and for a total limit of not less than the equivalent in Polish zlotys of EUR 1.000.000 (say: one million Euro).

8.3.	Neither Party shall not do (or allow to be done) or keep (or allow to be kept) anything on the Premises or Parking Places (if applicable) which would violate the terms of the either party’s insurance, or which might prevent either party from obtaining insurance from companies of their choice. Should any of the above occur causing the rate of insurance against fire and other risks and random events to be increased, party’s shall request to remedy such infringement in writing. Should a party not remedy the infringement in the requested time then the other party will reimburse the amount of any such increase on demand or cover any damages caused by violation of the terms of the party’s insurance.

8.4.	Lessor shall not be liable for interruption of the Lessee’s business or for damage to or replacement or repair of Lessee’s personal property (including but not limited to inventory, equipment of any kind, furniture and other property) or to any leasehold improvements installed in the Premises by or for the Lessee, provided that such circumstances are not the consequences of intent or negligence of Lessor, for which risks Lessee shall obtain relevant insurance according to Lessee’s decision and with observance of the provisions hereof.

8.5.	The same exclusion apply to any consequences which Lessee may suffer if either the quantity or character of utility services (like electricity, water or gas supply, failure of elevators or similar equipment etc.) is changed or is no longer available or suitable for Lessee’s requirements or to operate properly the Property, with exception of the cases where such circumstances are the consequences of intent or negligence of Lessor.

8.6.	However in all cases, Lessor shall be obliged to take reasonable steps in order to help Lessee in troubleshooting.

8.7.	Use of parking places on the Property, including those leased by Lessee, shall be at the sole risk of Lessee and Lessee hereby agrees not to claim towards Lessor whatsoever in connection with such use, for which risks Lessee shall obtain relevant insurance according to Lessee’s decision and with observance of the provisions hereof.

8.8.	Any liability of Lessor for the Lessee’s damages hereunder shall be limited to the amount payable under and risks covered by the liability insurance concluded by Lessor with observance of the provisions hereof and such damages, interruptions or delays which are capable of remedy by Lessor and Lessor fails to remedy them within a reasonable period of time

9.	Remedies

9.1.	Lessor shall be entitled to terminate the Agreement with immediate effect:

9.1.1.	if Lessee is in default of at least 2 (two) months in the timely payment of the Rent, or the Service Charges or the Other Charges, and Lessee does not fully pay these amounts within 1 (one) month after receipt Lessor’s written demand thereof,

9.1.2.	if Lessee is in default of any provisions hereof and if such breach is not remedied by Lessee within 15 (say: fifteen) days after receipt Lessor’s written demand thereof,

9.1.3.	if Lessee fails to maintain the insurance coverage as agreed hereunder,

9.1.4.	if Lessee fails to provide, extend, reinstate, enhance or maintain the Security according to the clause 6.4 ,

9.1.5.	if Lessee enters the winding-up procedure,

9.1.6.	if Lessee (which term for the purpose of this clause includes also its employees, contractors, clients, invitees and guests) materially and continuously infringe the by-laws or and regulations for the Building and the Property, despite written demand to remedy or stop such infringements,

9.1.7.	if Lessee (which term for the purpose of this clause includes also its employees, contractors, clients, invitees and guests) uses the Object of Lease or common areas of the Property for other purposes than agreed hereunder, despite written demand to remedy or stop such infringements.

9.2.	Should Lessor terminate the Lease due to reasons specified in the preceding clause Lessor is entitled (1) to claim from Lessee reimbursement of the equivalent of the part of Fit-Out Contribution and Rent Reduction, as specified in Section 1 hereof, corresponding to the remaining Lease Term calculated pro rata to the whole Lease Term; and (2) to claim from Lessee for the equivalent of lost Rent for 24 months or less if the remaining lease term is shorter.

9.3.	Lessee irrevocably authorizes Lessor to disconnect utilities installed to whole or part of leased Premises, should Lessee be in default of timely payment of the Rent, or the Service Charges, the Other Charges or any other payment under this Lease and such breach is not remedied by Lessee within 15 (say: fifteen) days from the date of the notification provided to Lessee by Lessor.

9.4.	Should the Premises be damaged by fire, accident or otherwise, Lessor shall repair such damage (unless damage was caused by Lessee) and there shall be no abatement of Rent, Service Charges nor other Charges, provided that Lessee is still able to make practical use of the Premises. If at least 80% of the Premises are damaged and not repaired within 90 days to the condition allowing practical use of the Premises, Lessee may terminate the lease without a notification. The Lessee is not obliged to make any payments for the period the Premises is not available for the intended use.

10.	Surrender of possession

10.1.	On the date of termination or expiry of the Agreement (the “Termination Date”), Lessee shall surrender possession of the Premises and the Parking Spaces (if applicable) to Lessor, clean, vacant, free from tenancies and occupancies, in a good order, subject to wear and tear resulting from proper use and complete with all such fixtures, fittings and other items being ownership of the Lessor. In respect of any improvements made by Lessee, in case of lack of other arrangements between Parties, Lessor shall decide at its sole discretion, whether Lessee shall either remove the improvements at its expense and restore the Premises to the condition as at the Commencement Date or leave the improvements in the Premises without reimbursement of their costs to Lessee. After Termination Date Lessee shall have no right to occupy the Object of Lease under this Agreement.

10.2.	All keys to the Premises shall be returned to Lessor on the Termination Date. In the event the keys or other access devices are not returned on such date, Lessor shall be entitled to open the Premises and change locks (access means) to the Premises at the Lessee’s expense and risk.

10.3.	Parties shall execute a written move-out protocol describing in detail the state of the Premises upon surrender of possession on the Termination Date.

10.4.	Should Lessee not vacate the Premises in accordance with this Agreement, then (unless Parties agree on continuation of occupation in accordance with some other agreement), without prejudice to the Lessor’s right to evict Lessee from the Object of Lease and claim damages exceeding the amount of the rent mentioned below, Lessor shall be entitled to an additional rent equivalent to 200% (say: two hundred percent) of the Rent computed on a monthly basis (without reduction for any partial month) then due for each begun month of occupation beyond the Termination Date. In addition to the additional rent, Lessee shall continue to pay Service Charges and Other Charges for the Premises.

10.5.	Should Lessee not remove its belongings upon the Termination Date, Lessor may remove and deposit all such belongings in a storage area at the Lessee’s expense and risk. Prior to their removal, Lessor shall draw up an inventory of the belongings. The Lessor shall not be responsible for any damage made in the course of such removal and/or storage.

10.6.	In the event that Lessee does not bring the Premises to the state as specified in this section above, Lessor shall be entitled to have it done itself at the Lessee’s expense and risk.

10.7.	The same rules as above apply to partial termination of Lease or surrender of the part of the Premises.

11.	Miscellaneous

11.1.	All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly delivered if (a) delivered in person, (b) sent by courier (evidenced by a delivery receipt), (c) sent by registered mail with return receipt or (d) sent by fax (evidenced by a delivery receipt) provided that an original copy of the notice or communication sent by fax is immediately, but not later than within 3 working days, delivered or sent to the other Party by one of the methods described above in (a), (b) and (c), otherwise ineffective. All notices and other communications shall be sent to the address provided in the recitals and fax number given below (or to such address and fax number which shall be indicated by the Party by notice given in accordance with this clause):

If to Lessor:

To fax number +48 22 460 10 39

with a copy to:

EHL Real Estate Poland Sp. z o.o.

Ul. Hrubieszowska 2

01-209 Warszawa

If to Lessee:

To fax number +48 22 865 99 30

11.2.	Unless expressly provided otherwise, where Polish zloty equivalents of EURO are referred to in this Agreement, the average exchange rate published by the National Bank of Poland and binding on the date of issuance of the invoice by the relevant Party or other payment demand referring to EURO amount.

11.3.	Any reference to the working day made hereunder shall mean any day from Monday till Friday, excluding public holidays, which are statutory work free in Poland.

11.4.	This Agreement replaces all previous oral or written agreements or arrangements between Parties with regard to the subject thereof.

11.5.	Any amendment to this Agreement shall be in writing and executed by both Parties in order to be valid.

11.6.	The headings of sections are for convenience only and do not limit or construe the contents of the sections. All schedules and appendices attached to this Agreement constitute an integral part hereof.

11.7.	This Agreement shall be governed by Polish law.

11.8.	Any disputes arising under this Agreement, which cannot be settled by way of mutual arrangement, shall be settled by the common courts in Poland, with territorial jurisdiction applicable for the registered office of Lessor.

11.9.	This Agreement has been drawn up in four counterparts, two identical counterparts in the English language and two identical counterparts in the Polish language, one counterpart in each language for each of the Parties. In the event of any discrepancies between the English and Polish versions the Polish version of this Agreement shall prevail.

List of Appendixes:

Appendix A “Corporate documentation of Lessor”

Appendix B “Corporate documentation of Lessee”

Appendix C “Standard of the Building and premises therein”

Appendix D “By-Laws and Regulations of the Building”

Appendix 1 “Plan of the Object of Lease”

Appendix 2 “Plan, Technical Requirements and Specification of Fit-out Works and final estimation of the Fit-Out Works”

Appendix 3 – Power generator

For the Lessor	For the Lessee

LIONBRIDGE POLAND Sp. Zo.o PREZESZARZADU

/s/ Robert Operschall	/s/ Jacek Stryczyński
Robert Operschall	Jacek Stryczyński

/s/ P. A. Obermair
Philipp Amadeus Obermair